Exhibit 99.1

7000 Cardinal Place

Dublin,OH 43017

www.cardinalhealth.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Troy Kirkpatrick (614) 757-6225 troy.kirkpatrick@cardinalhealth.com	Investors:	Sally Curley (614) 757-7115 sally.curley@cardinalhealth.com

CARDINAL HEALTH, FDA AMEND INFUSION PUMP CONSENT DECREE

DUBLIN, Ohio, Feb. 17, 2008 — Cardinal Health today announced it has reached agreement with the Food and Drug Administration (FDA) on an amended consent decree regarding the company’s infusion pump products.

Cardinal Health has operated under a consent decree since February 2007 for its Alaris® SE pumps, which resulted in the company implementing a new quality system on April 2, 2008. Under the amended agreement, which is subject to approval by the U.S. District Court for the Southern District of California, Cardinal Health will conduct a thorough review of its broader line of infusion pump products within 60 days and submit a corrective action plan to the FDA that outlines all planned modifications to any infusion pump products. Within 100 days, the company will have an independent expert inspect and certify whether the company’s infusion pump operations are in conformity with the Quality System Regulation and certain other provisions of the Federal Food, Drug, and Cosmetic Act. Also within 100 days, the company will have an independent expert inspect and certify whether its recall procedures and all ongoing infusion pump recalls are in compliance with the Act and determine whether additional remedial action should be taken.

The FDA alleges in the amended consent decree that based on a January 2008 inspection, certain Cardinal Health infusion pumps do not satisfy the standards of the Act. The amended agreement does not impact the company’s ability to market and sell its broader line of infusion pump products, except for the Alaris SE pump.

“We are taking the FDA’s observations – and our obligation to deliver safe and effective products – very seriously,” said David Schlotterbeck, Cardinal Health vice chairman and chief executive officer of Clinical and Medical Products. “We will continue to improve our systems as we prepare to meet the additional requirements of the amended consent decree.”

Customers using Alaris® brand infusion products who have questions about this announcement should contact 1-800-625-6627 or SupportCenter@cardinalhealth.com.

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About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $91 billion, global company serving the health care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined™ electronic infection surveillance service, VIASYS® respiratory care products and the CareFusion™ patient identification system. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at www.cardinalhealth.com.